Exhibit 99.1

DPC Holdings Reports Record Third Quarter 2026 Results

Acquired 50% Stake in Montana Precision Products and Signed Fifth Strategic Customer Partnership

Upgrades Full Year 2026 Guidance and Issues Full Year 2027 Guidance

Third Quarter 2026 GAAP Financial Results

•	Revenue of $308 million, up 39% year over year
•	Net income of $32 million, versus ($42) million loss in third quarter of 2025
•	Earnings per share of $0.21 versus ($0.37) loss in the third quarter of 2025
•	Cash and cash equivalents of $277 million and borrowings of $86 million as at September 27, 2026

Third Quarter 2026 Segmental and Adjusted Financial Results

•	Group adjusted EBITDA of $58 million, up 56% year over year, delivering an adjusted EBITDA margin of 18.9%
•	Engine Products segment delivered strong year-over-year revenue growth of 43%, up 47% in Europe and 37% in North America, reflecting above market growth within Aerospace and Industrial Gas Turbine (IGT)
•	Engine Products segment adjusted EBITDA growth of 70%, up 46% in Europe and 129% in North America, due to higher volumes and value-based pricing with the adjusted EBITDA margin growing 380bps to 23.8%
•	Adjusted net income of $73 million versus $24 million in third quarter of 2025
•	Adjusted earnings per share of $0.49 versus $0.22 in the third quarter of 2025

Key Announcements

•	Acquired SeaCast’s 50% stake in Montana Precision Products, an established joint venture with Unison, a GE Aerospace company, as the continuing partner
•	Fifth Strategic Customer Partnership: a minimum 10-year contract with an IGT OEM who plans to fund ~80% of the >$200 million capacity investment to deliver an expected >$100 million annual incremental margin-accretive revenue by 2032
•	Refinancing of debt facilities with a new $325 million unsecured senior revolving credit facility with $150 million accordion capacity repaying and replacing term loan and ABL
•	Divested Ivostud, our business held for sale

Summary Financial Results

	Three months ended			Nine months ended
($ millions, per share amounts in $)	September 27, 2026	September 28, 2025	Change	September 27, 2026	September 28, 2025	Change
Revenue	308.1	221.4	+39.2%	813.4	610.4	+33.3%
GAAP measures
Net income /(loss)	31.8	(42.2)	+175.4%	(146.8)	(144.7)	-1.5%
Net income /(loss) margin	10.3%	(19.1)%	+2940bps	(18.0)%	(23.7)%	+570bps
Earnings per share	0.21	(0.37)	+0.58	(1.17)	(1.28)	+0.11
Adjusted (Non-GAAP) measures(1)
Adjusted EBITDA	58.2	37.4	+55.6%	146.1	102.4	+42.7%
Adjusted EBITDA margin	18.9%	16.9%	+200bps	18.0%	16.8%	+120bps
Adjusted net income/(loss)	72.8	24.3	+199.6%	89.4	6.0	>+200%
Adjusted earnings per share	0.49	0.22	+0.27	0.71	0.05	+0.66

(1)	For more information see “Non-GAAP Financial Measures” later in this release.

ST HELIER, Jersey, November 12, 2026 - DPC Holdings PLC (NYSE: DPC) (‘Doncasters’, ‘the Company’) reported financial results for the third quarter 2026.

Doncasters reported record third quarter 2026 revenue of $308 million, up 39% year over year, driven by outperformance against our Aerospace and IGT end markets with growth of 45% and 43% respectively, and 21% in Transportation. Within Engine Products, above market growth, product portfolio gains, pricing benefits and metal cost inflation pass-through to customers led to combined revenue growth of 43% with 47% and 37% in Europe and North America respectively.

Net income in the quarter of $32 million, versus ($42) million loss in third quarter of 2025. Adjusted EBITDA in the quarter grew 56% compared to the prior year’s quarter, with 70% growth from Engine Products, up 46% in Europe and 129% in North America. The adjusted EBITDA margin of 18.9% was 200bps better than the prior year’s third quarter despite the impact of metal cost inflation pass-through which diluted the margin by 90bps, higher corporate costs and increased loss from Ivostud (which was divested on October 23, 2026). The segment adjusted EBITDA margin for Engine Products grew 380bps year over year to 23.8%, reflecting operating leverage from higher volumes and execution of value-based pricing.

Adjusted net income was $73 million, an improvement from the $24 million of the prior year quarter due to improved profitability with adjusted earnings per share of $0.49 versus the prior year of $0.22.

We refinanced our debt facilities with a new $325 million unsecured senior revolving credit facility, providing multi-currency borrowing capacity for three years to September 2029. The facility can be extended by an additional two years at Doncasters’ discretion and includes uncommitted accordion capacity of up to $150 million. Proceeds from our IPO, completed on June 26, 2026, and this new refinancing replace Doncasters’ debt facilities and are expected to increase liquidity and financial flexibility, reduce annual interest expenses and extend debt maturities.

On September 27, 2026, Doncasters had a net cash position of $192 million (cash and cash equivalents of $277 million less borrowings of $86 million). Adjusted free cash flow, which excludes payment of the old Management Incentive Plan, was $111 million versus $6 million in the prior year. Working capital increased primarily due to growth-related investment and metal cost inflation pass-through. Capital expenditure of $14 million includes capacity investment that is supported by our strategic customer partnerships.

Doncasters’ Chief Executive Officer Mike Quinn said, “This has been an exciting quarter for Doncasters. We delivered record revenue, adjusted EBITDA and adjusted EBITDA margin progression while making significant strategic progress as a trusted strategic partner for our customers.

Our visible growth has never been stronger or clearer, with over 70% of our revenue under Long-Term Agreements (LTAs) and an order book of approximately $1 billion, versus $725 million as at December 31, 2025, with our strategic partnerships expected to bring in over $300 million of annual incremental margin-accretive revenue by 2031.

We completed the acquisition of SeaCast of Montana LLC’s 50% stake in Montana Precision Products LLC (‘MPP’), an established joint venture with Unison Industries LLC (‘Unison’), a GE Aerospace company, as the continuing partner. We acquired the stake for cash on October 30, 2026, and the transaction is expected to be earnings accretive within the first year. GE Aerospace, through Unison, plans to continue to be a key strategic partner and customer of MPP, and we look forward to working together to develop the business further.

Founded in 2012 and based in Butte, Montana, MPP is an AS9100D certified aerospace manufacturing facility producing small structural castings and tube and duct assemblies for aerospace applications including supporting GE Aerospace engine platforms. Working with Unison, Doncasters plans to support MPP with its specialist technical expertise and advanced foundry capabilities, helping drive future growth. We value our long-standing relationship with GE Aerospace and look forward to building future opportunities together.

We signed our fifth Strategic Customer Partnership, our largest to date, further strengthening our long-term relationships and earnings visibility with key Original Equipment Manufacturers (OEMs) across both the Aerospace and Industrial Gas Turbine markets.

Our fifth partnership is a minimum 10-year contract (with extension provisions) with an IGT OEM for a defined portfolio of gas turbine blades and vanes each year. The portfolio includes some of the largest and most complex DS/SX IGT blade and vane castings in the world. To support the new contract, Doncasters plans to increase capacity at its facility in Bochum, Germany, with customer-funding anticipated to equate to approximately 80% of the total capital cost of the project, of over $200 million. The partnership is expected to deliver over $100 million of annual incremental margin-accretive revenue by 2032.

We disposed of Ivostud to Lenbach Equity Opportunities III. GmbH & Co. KG, a private equity fund advised by DUBAG Group, on October 23, 2026. Ivostud was a non-material asset held for sale which was non-core to our casting and superalloy businesses.

Looking ahead, our two major end markets, Aerospace and IGT, continue to benefit from strong structural growth drivers, significant supply backlogs, constrained capacity and high barriers to entry. Industry consolidation could further reduce the number of independent, scalable casting suppliers with the technical expertise, customer qualifications and capital-intensive assets required to meet OEM demand, with Doncasters being well positioned to capture additional market share.

In Aerospace, demand is being driven by rising air travel, ageing fleets and higher fuel prices supporting more fuel-efficient engines. In IGT, our growth assumptions are based upon increasing electricity demand, growing energy needs driven by energy transition, security, climate change and reliability, and replacement parts demand: AI advancement and data center development provides further potential upside to base market estimates. Within our Turbo Wheels segment, I’m pleased to report our first, albeit small, contract to supply casting product into the Unmanned Aerial Vehicle (UAV) end market in 2027.

We believe our revenue and earnings visibility is increasing. Our strategic customer partnerships are supported by committed production volumes averaging approximately 10 years or a take-or-pay clause. The five partnerships to date are expected to deliver over $300 million of annual incremental revenue at accretive margins with several including customer-funding totalling approximately $200 million over the life of the contracts, supporting our capacity investment. In addition, approximately 70% of our revenue is underpinned by contracted LTAs, which typically span 5 years or longer, the majority of which have been renegotiated within the past two years.

We continue to invest in additional capacity and automation to support growth ahead of our end markets, leveraging our specialist manufacturing capabilities, strategic partnerships and strong customer relationships to secure larger awards and improved commercial terms. Supported by operating leverage, pricing and operational excellence initiatives, we are driving margin expansion and free cash flow conversion to deliver sustained profitable growth and long-term value creation.”

Full Year 2026 Outlook Raised – New Full Year 2027 Guidance Provided

We have raised our FY 2026 outlook because of strong business performance. We have introduced FY 2027 outlook which includes our controlling interest in MPP and total capital expenditure relating to our fifth strategic partnership. Ivostud is excluded post divestment on October 23, 2026.

Guidance	Previous FY 2026	Updated FY 2026	Introducing FY 2027
			Low	Mid	High
Revenue(1)	$1,000m - $1,040m	$1,115m - $1,130m	$1,230m	$1,280m	$1,330m
Adjusted EBITDA(2)	$182m - $187m	$204m - $207m	$240m	$250m	$260m
Adjusted EBITDA margin(1,2)	~19% excl. metal inflation	~18% ~19.0% excl. metal inflation	~19.5%
Adjusted earnings per share(2)			$1.00 - $1.10
Free cash flow(2)			($20m) - $20m

Assumptions
Unallocated corporate expenses	~$23m	~$23m	~$30m
Depreciation and amortization	~$30m	~$31m	~$35m
Net interest(3)	~($90m)	~($105m)	~$0m
Effective tax rate(4)	N/A	N/A	~27%
Total capital expenditures(5)	~$55m-$60m	~$67m-$77m	~$145-$170m
Option-based compensation scheme(6)	~$40m	~$40m	~$40m
Weighted average shares(7)	132m	132m	149m

(1)	Including metal cost inflation pass-through assuming no material change to metal cost.
(2)	The Company has not reconciled guidance related to Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share and free cash flow to the most directly comparable forward looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense.
(3)	2026 guidance increased due to loss on extinguishment of debt as a result of the debt refinancing completed in September 2026, of approximately $21.5 million. 2027 minimal interest expected as a result of IPO proceeds and refinancing.
(4)	On a normalized, steady-state basis – assuming full utilization of group tax attributes and no permanent disallowances – the Group’s blended effective tax rate is approximately 27%.
(5)	2026 increase due to buying MPP’s land and buildings. 2027 increase due to Strategic Customer Partnership #5 and a UK building purchase.
(6)	Option-based compensation is a new scheme, non-cash.
(7)	2026 includes only 6 months of IPO shares issued.

Conference Call and Webcast

DPC Holdings will hold a conference call at 08:00 a.m. Eastern time on November 12, 2026 to discuss matters relating to this press release. This will be led by Chief Executive Officer, Mike Quinn, and Chief Financial Officer, David Egan. The call will be webcast via www.ir.doncasters.com. Please pre-register on https://events.q4inc.com/attendee/713142982.

A webcast replay will be available on the News and Events page of our investor relations website following the webcast.

Segment Performance

Engine Products – Europe

	Three months ended		Nine months ended
	September 27,	September 28,	September 27,	September 28,
(in $ millions)	2026	2025	2026	2025
Third-party revenue	157.5	106.9	384.4	269.6
Inter-segment sales	-	-	-	-
Gross segment revenue	157.5	106.9	384.4	269.6
Adjusted cost of sales(1)	(109.3)	(73.3)	(266.0)	(188.4)
Adjusted selling, general and administrative expenses(1)	(6.7)	(4.9)	(17.0)	(12.7)
Other segment items(2)	(3.8)	(2.9)	(10.7)	(8.4)
Segment adjusted EBITDA(3)	37.7	25.8	90.7	60.1
Segment adjusted EBITDA margin(3)	23.9%	24.1%	23.6%	22.3%

(1)	Cost of sales and selling, general and administrative expenses have been adjusted to exclude depreciation and amortization, restructure and other reorganization costs, claims, settlements and litigation costs, and the long-term management incentive plan. The adjusted cost of sales includes adjustments for inter-segment sales.
(2)	Other segment items including research and development costs, and corporate expenses recharges.
(3)	Segment adjusted EBITDA margin is the quotient of Segment adjusted EBITDA divided by Gross segment revenue. Segment adjusted EBITDA margin is calculated based on the exact segment adjusted EBITDA and gross segment revenue and therefore may not calculate the same based off the rounded figures presented above.

Gross segment revenue for the Engine Products - Europe segment increased $50.6 million, or 47.3%, in the three months ended September 27, 2026 compared to the three months ended September 28, 2025, and increased $114.8 million, or 42.6%, in the nine months ended September 27, 2026, compared to the nine months ended September 28, 2025, in each case, due to output increase linked to the strong end market, including OEM build rates, metal cost inflation pass-through and value-based pricing. Adjusted cost of sales in both the three and nine months ended September 27, 2026, increased broadly in proportion to the increase in revenue compared to the three and nine months ended September 28, 2025, reflecting the pass-through of $25.7 million of higher metal costs offset by the operating leverage impact of higher revenue.

The increase in sales has dropped through to segment adjusted EBITDA at 23.5% in the third quarter of 2026, and 26.7% in the nine months ended September 27, 2026. This resulted in a decrease in segment adjusted EBITDA margin of 20bps in the third quarter 2026 compared to the third quarter 2025, predominantly driven by dilution from higher metal cost inflation pass-through. In the nine months ended September 27, 2026, compared to the nine months ended September 28, 2025, the EBITDA margin increased 130bps.

Capital expenditure is expected to increase through 2027 and 2028, with additional investments in capacity expansions to accommodate increased customer demand and delivery of three strategic IGT customer partnership agreements across both Germany and the United Kingdom.

Engine Products - North America

	Three months ended		Nine months ended
	September 27,	September 28,	September 27,	September 28,
(in $ millions)	2026	2025	2026	2025
Third-party revenue	100.0	69.0	284.8	201.0
Inter-segment sales	0.6	4.4	0.4	13.8
Gross segment revenue	100.6	73.4	285.2	214.8
Adjusted cost of sales(1)	(68.5)	(56.1)	(197.0)	(157.7)
Adjusted selling, general and administrative expenses(1)	(3.7)	(3.4)	(10.2)	(9.4)
Other segment items(2)	(4.8)	(3.6)	(12.5)	(9.9)
Segment adjusted EBITDA(3)	23.6	10.3	65.5	37.8
Segment adjusted EBITDA margin(3)	23.5%	14.0%	23.0%	17.6%

(1)	Cost of sales and selling, general and administrative expenses have been adjusted to exclude depreciation and amortization, restructure and other reorganization costs, claims, settlements and litigation costs, and the long-term management incentive plan. The adjusted cost of sales includes adjustments for inter-segment sales.
(2)	Other segment items including research and development costs, and corporate expenses recharges.
(3)	Segment adjusted EBITDA margin is the quotient of Segment adjusted EBITDA divided by Gross segment revenue. Segment adjusted EBITDA margin is calculated based on the exact segment adjusted EBITDA and gross segment revenue and therefore may not calculate the same based off the rounded figures presented above.

Gross segment revenue for the Engine Products - North America segment increased $27.2 million, or 37.1%, in the third quarter of 2026 compared to the third quarter of 2025, and increased $70.4 million, or 32.8%, in the nine months ended September 27, 2026, compared to the nine months ended September 28, 2025, in each case, primarily attributable to increased output following investments in capacity increases. Our facility in Groton, CT, is benefiting from higher production output driven by the installation of new capital equipment. Strong growth in the commercial and defense aerospace and gas turbine markets has driven increased output and pricing. Adjusted cost of sales for Engine Products – North America in both the three and nine months ended September 27, 2026, increased at a lower rate than the increase in revenue compared to the three and nine months ended September 28, 2025, reflecting the operational leverage impact of the revenue increase.

The increase in sales has dropped through to segment adjusted EBITDA at 48.9% in the third quarter of 2026, and 39.3% in the nine months ended September 27, 2026. This resulted in an increase in segment adjusted EBITDA margin of 950bps in the third quarter 2026 compared to the third quarter 2025, and an increase of 540bps in the nine months ended September 27, 2026, compared to the nine months ended September 28, 2025.

Segment adjusted EBITDA was $23.6 million, up 129.1% year over year, driven by operating leverage from volume growth and value-based pricing.

Capital expenditure increased versus the prior year, due to capacity expansion investments to support market growth and our two Aerospace Customer Strategic Partnerships including initial equipment deposits for our greenfield superalloy facility in Alabama.

Turbo Wheels

	Three months ended		Nine months ended
	September 27,	September 28,	September 27,	September 28,
(in $ millions)	2026	2025	2026	2025
Third-party revenue	50.6	45.5	144.2	139.8
Inter-segment sales	0.3	-	0.4	-
Gross segment revenue	50.9	45.5	144.6	139.8
Adjusted cost of sales(1)	(43.3)	(37.6)	(122.3)	(116.7)
Adjusted selling, general and administrative expenses(1)	(3.7)	(4.1)	(13.1)	(11.7)
Other segment items(2)	(1.4)	(0.7)	(3.4)	(1.6)
Segment adjusted EBITDA(3)	2.5	3.1	5.8	9.8
Segment adjusted EBITDA margin(3)	4.9%	6.8%	4.0%	7.0%

(1)	Cost of sales and selling, general and administrative expenses have been adjusted to exclude depreciation and amortization, restructure and other reorganization costs, claims, settlements and litigation costs, and the long-term management incentive plan. The adjusted cost of sales includes adjustments for inter-segment sales.

(2)	Other segment items including research and development costs, and corporate expenses recharges.

(3)	Segment adjusted EBITDA margin is the quotient of Segment adjusted EBITDA divided by Gross segment revenue. Segment adjusted EBITDA margin is calculated based on the exact segment adjusted EBITDA and gross segment revenue and therefore may not calculate the same based off the rounded figures presented above.

Gross revenue for the Turbo Wheels segment increased $5.4 million, or 11.9%, in the three months ending September 27, 2026, compared with the three months ending September 28, 2025. Excluding Ivostud (business held for sale), revenue grew $7.4 million, or 20%. The majority of this growth came from new auto contracts won in 2024 ramping up in 2026. Growth in Asia & Americas, supported by power generation and commercial vehicle applications, offset a flat turbocharger market in Europe.

Gross segment revenue increased $4.8 million or 3.4% in the nine months ending September 27, 2026, compared to the nine months ending September 28, 2025. Excluding Ivostud, revenue grew 10%.

Adjusted EBITDA for the Turbo Wheels segment decreased $0.6 million, or 19.4%, in the three months ending September 27, 2026, compared to the three months ended September 28, 2025. Excluding Ivostud, adjusted EBITDA increased by $0.5 million, or 12% in the three months driven by drop through from higher revenue and improved operational performance.

Adjusted EBITDA decreased $4.0 million, or 40.8% in the nine months ending September 27, 2026, compared to the nine months ending September 28, 2025. Excluding Ivostud, adjusted EBITDA decreased by 5% in the nine months ending September 27, 2026.

Segment adjusted EBITDA margin decreased 190bps in the three months ending September 27, 2026, compared to the three months ending September 28, 2025. It decreased 300bps in the nine months to September 27, 2026, compared to the nine months ending September 28, 2025. Excluding Ivostud, segment adjusted EBITDA margin was 10.2% in the three months ending September 27, 2026, a decrease of 70bps compared to the third quarter of 2025.

The following table reconciles Total Segment Adjusted EBITDA to Net income/(loss) for the periods presented.

	Three months ended		Nine months ended
	September 27,	September 28,	September 27,	September 28,
(in $ millions)	2026	2025	2026	2025
Segment adjusted EBITDA	63.8	39.2	162.0	107.7
Unallocated corporate expenses	(5.6)	(1.8)	(15.9)	(5.3)
One-time costs related to the IPO	(5.7)	(4.8)	(22.3)	(5.1)
Long-term management incentive plan	-	(21.3)	(142.9)	(64.8)
IT development project & others	(2.1)	(1.2)	(4.2)	(3.1)
Share-based compensation	(10.4)	-	(30.3)	-
Foreign currency (loss)/gain, net	(9.6)	(5.0)	(3.1)	15.9
(Write down)/reversal of write down of disposal group held for sale	(17.8)	(0.1)	(17.8)	3.0
Site closure and refinancing costs	-	0.8	-	(0.6)
Loss on disposal	(0.1)	-	(0.1)	-
Claims, settlements and litigation costs	-	(0.9)	-	0.8
Interest expense(1)	(24.0)	(56.5)	(110.2)	(164.0)
Interest income	1.6	0.6	2.1	0.9
Depreciation and amortization	(7.5)	(7.0)	(22.3)	(20.6)
Income tax benefit/(expense)	49.2	15.8	58.2	(9.5)
Net income/(loss)	31.8	(42.2)	(146.8)	(144.7)

(1)	Interest expense includes Shareholder PIK Loan interest of $0 million and $39.5 million for the three months ended September 27, 2026, and September 28, 2025, respectively, and $52.8 million and $110.9 million for the nine months ended September 27, 2026, and September 28, 2025, respectively. Interest expense also includes loss on extinguishment of debt of approximately $21.5 million for the three months ended September 27, 2026.

About DPC Holdings

DPC Holdings (“Doncasters”) is a leading independent manufacturer of complex, highly engineered precision cast components and nickel- and cobalt-based superalloys primarily serving the high growth Aerospace and IGT end markets. We primarily manufacture products that operate across some of the most in-demand aeroengine and gas turbine platforms, and through decades of operations, we have developed deep engineering expertise, technical know-how, and a collaborative, customer-centric culture that provides solutions to our OEM customers’ most complex casting challenges. Doncasters operates 14 advanced manufacturing facilities across North America, Europe, the United Kingdom and Asia, serving a broad blue-chip client base worldwide and maintaining a leading position in specialist manufacturing and casting of superalloys.

Doncasters announces material information to the public about the company, its products and services, and other matters through a variety of means, including lings with the U.S. Securities and Exchange Commission, press releases, public conference calls, webcasts, the investor relations section of its website (ir.doncasters.com) in order to achieve broad, non-exclusionary distribution of information to the public and to comply with disclosure obligations under Regulation FD.

Forward-Looking Statements

This press release contains forward-looking statements. Many statements included in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “assumptions,” “guidance,” “outlook,” “driving,” “potential,” “positioned,” “predict,” “project,” “potential,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology. Forward-looking statements include, but are not limited to, statements about: the projected and/or anticipated future financial performance of the Company and our specific businesses, including as delineated in our forward-looking guidance (including, without limitation revenue, revenue growth rates and drivers, capital expenditures, metal pricing; earnings per share, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, and free cash flow); our market opportunity and the potential growth of the market; our strategy, outcomes, and growth prospects; trends in our industry and end markets; the competitive environment in which we operate; potential new products and product innovation; our expectations regarding future events, growth, growth drivers, expansion or performance, including demand for our products and third-party relationships; historical results that may suggest trends for our business; expectations of retaining and/or attracting new customers; expectations of beliefs regarding future events; and assumptions underlying any of the items mentioned herein. We caution you that the foregoing list may not contain all of the forward-looking statements made in this press release.

Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: our failure to manage our growth effectively and our ability to achieve and maintain profitability and create long-term value; our ability to grow revenue and expand our market share across the Aerospace, IGT, and Transportation end markets; our ability to convert our firm order backlog into revenue at anticipated build rates, and the risk that customer program delays, design changes, or cancellations could result in orders not being converted at the times or volumes we currently expect; our ability to deliver incremental annual revenue in excess of projections from our signed strategic customer partnerships when operating at full run rate; our ability to expand and deepen our strategic customer partnerships with leading Aerospace and IGT OEMs, including the ability to secure additional partnerships beyond those already signed; our ability to renew, renegotiate, and maintain our long-term agreements with key customers on commercially acceptable terms as such agreements approach expiration; the impact and implementation of our strategic customer partnerships, including our ability to expand our capacity and bring new manufacturing capabilities online on time and on budget, including through capital investments funded in part by our OEM customers; our ability to achieve and sustain margin expansion through operating leverage, value-based pricing, and operational efficiency initiatives, and to approach the margins of our larger industry peers over time; our ability to source metals and pass-through the costs of metals to customers; our expectation that volume growth will generate operating leverage and that incremental revenue will convert to earnings at margin-accretive rates; our ability to grow replacement parts revenue in both our Aerospace and IGT end markets as the installed base of engines and turbines we serve expands; our ability to obtain, maintain, protect and enforce our intellectual property and similar proprietary rights; our ability to successfully operate and realize expected benefits of our joint ventures, including our ability to integrate the operations of MPP into our business and the impact and expected benefits of that transaction; our ability to prevent system failures, cyberattacks, and security breaches that may threaten the integrity of our intellectual property, networks, products and other sensitive information, disrupt our business operations, and result in reputational harm and other negative consequences; our expectation that our Turbo Wheels business will continue to serve as a significant source of cash generation to fund investment across our Aerospace and IGT platforms; our ability to generate sufficient cash flow to fund continued organic investment and to pursue disciplined acquisitions that accelerate our strategy; our ability to identify, consummate, and successfully integrate potential acquisitions; our expectations regarding the growth of the Aerospace and IGT end markets and the structural long term growth we believe are driving those markets; our expectations regarding OEM production rates, aircraft delivery volumes, and electricity demand growth and their effect on demand for our products; our ability to attract, develop, and retain key management, engineering, and skilled manufacturing personnel necessary to execute our growth strategy and capacity expansion program; our ability to service and manage our indebtedness and maintain adequate liquidity; our expectations regarding the factors that will continue to affect our results of operations, including macroeconomic conditions, foreign currency fluctuations, inflationary pressures, supply chain disruptions, and movements in interest rates; our intention not to pay cash dividends on our ordinary shares for the foreseeable future; our estimated total addressable market across the Aerospace, IGT, and Transportation end markets; our inability to manage indebtedness, access additional financing sources, or maintain liquidity; our ability to manage the transition to being a publicly traded company, including the implementation of public company reporting, compliance and governance requirements, while simultaneously executing our strategic growth and capacity expansion program; and the other factors set forth under “Risk Factors” detailed in Company’s Prospectus filed pursuant to Rule 424(b) under the Securities Act, as amended, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 26,2026, our subsequently filed Quarterly Reports on Form 10-Q, as well as other filings we make with the Securities and Exchange Commission. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not occur.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Rounding

Certain figures included in this document have been rounded for ease of presentation. Percentage figures included in this prospectus have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this document may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements. Certain other amounts that appear in this document may not sum due to rounding.

Contact:

Lucy Sharma

DPC Holdings Investor Relations

InvestorRelations@doncasters.com

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net cash(debt), adjusted net income/loss, adjusted earnings per share, free cash flow and adjusted free cash flow. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the tables below. Other companies, including companies in our industry, may calculate non-GAAP financial measures, such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net cash/(debt), adjusted net income/loss, adjusted EPS, and free cash flow differently or not at all, which reduces their usefulness as a comparative measure. You should consider adjusted EBITDA, adjusted EBITDA margin, adjusted net cash/(debt), adjusted net cash/(debt) to adjusted EBITDA, adjusted net income/(loss) and adjusted EPS along with other financial performance measures, including net income/ (loss), net cash from/(used) in operating activities and total borrowings and our financial results presented in accordance with U.S. GAAP.

DPC Holdings PLC

Table 1: Reconciliation of Net Income/(loss) to Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)

Adjusted EBITDA is a non-GAAP financial measure that we define as net loss before interest income, interest expense, income taxes, depreciation and amortization, and further adjusted for certain items that management believes are not indicative of our core operating performance, including site closure, refinancing, and other re-organization costs, legal and professional fees incurred on refinancing of the senior debt facility, receipt of an insurance claim, share-based compensation, management incentive plan expenses which are not expected to continue at the same level in future periods, impairment of non-core assets held for sale or gains from remeasurements from the change in fair value of the disposal group, one-off costs related to the IPO, costs incurred in relation to the development of an upgraded ERP system, and foreign currency gains and losses that relate to our external and intra-Group financing structure. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue.

The following table reconciles net income/(loss), the most directly comparable U.S. GAAP measure, to adjusted EBITDA and adjusted EBITDA margin for the periods presented:

	Three months ended		Nine months ended
	September 27,	September 28,	September 27,	September 28,
(in $ millions)	2026	2025	2026	2025
Net income/(loss)	31.8	(42.2)	(146.8)	(144.7)
Interest income	(1.6)	(0.6)	(2.1)	(0.9)
Interest expense(1)	24.0	56.5	110.2	164.0
Income tax (credit)/expense	(49.2)	(15.8)	(58.2)	9.5
Depreciation and amortization	7.5	7.0	22.3	20.6
One-time costs related to the IPO	5.7	4.8	22.3	5.1
Share-based compensation	10.4	-	30.3	-
Long-term management incentive plan(2)	-	21.3	142.9	64.8
IT development project and others	2.1	1.2	4.2	3.1
Foreign currency loss/(gain), net	9.6	5.0	3.1	(15.9)
Write down/(reversal of write down) of disposal group held for sale	17.8	0.1	17.8	(3.0)
Site closure and refinancing costs	-	(0.8)	-	0.6
Loss on disposal	0.1	-	0.1	-
Claims, settlements and litigation costs	-	0.9	-	(0.8)
Adjusted EBITDA	58.2	37.4	146.1	102.4
Revenue	308.1	221.4	813.4	610.4
Adjusted EBITDA margin	18.9%	16.9%	18.0%	16.8%

(1)	Includes $52.8 million and $110.9 million of interest in respect of the Shareholder PIK Loan in the nine months ended September 27, 2026 and September 28, 2025, respectively, and $0 million and $39.5 million for the three months ended September 27, 2026 and September 28, 2025, respectively. The total outstanding principal balance was $nil and $878 million, as of September 27 2026 and December 31, 2025, respectively. In December 2025, our shareholders unanimously consented to reduce the outstanding principal balance of the Shareholder PIK Loan by 85%, which became effective on March 19, 2026. Following completion of the IPO the Shareholder PIK Loan was repaid in full using a portion of the proceeds of the IPO.

(2)	Relates to the non-cash MIP expenses which will not be incurred going forward.

We present adjusted EBITDA and adjusted EBITDA margin as supplemental performance measures because we believe they facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expenses, net and foreign currency gains and losses, net), tax positions (such as the impact on periods or companies of changes in effective tax rates), non-cash charges resulting from depreciation of long-lived assets (affecting relative depreciation and amortization expense) and other items that are not representative of core operating performance or items that we do not expect to continue at the same level in future periods. We believe that adjusted EBITDA and adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Nevertheless, this information should be considered as supplemental in nature and is not meant as a substitute for net income/(loss) recognized in accordance with U.S. GAAP.

We understand that although adjusted EBITDA and adjusted EBITDA margin are frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted EBITDA and adjusted EBITDA margin have limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP.

DPC Holdings PLC

Table 2: Reconciliation of Total Borrowings to Adjusted Net Cash/(Debt) (unaudited)

Adjusted net cash/(debt) is a non-GAAP financial measure we define as the sum of borrowings, current and non-current, or total debt, less the carrying amount of shareholder loan facilities, and less cash and cash equivalents and restricted cash deposit. Adjusted net cash/(debt) to adjusted EBITDA is defined as adjusted net cash/(debt) divided by LTM adjusted EBITDA.

The following table reconciles total borrowings, the most directly comparable U.S. GAAP measure, to adjusted net cash/(debt) to last twelve months “LTM” adjusted net EBITDA for the periods presented:

	As of September 27,	As of December 31,
($ in millions)	2026	2025
Borrowings, current	(29.8)	(154.3)
Borrowings, non-current	(55.8)	(1,280.4)
Total borrowings	(85.6)	(1,434.7)
Less: Shareholder PIK Loan	-	878.0
Less: Cash and cash equivalents and restricted cash deposit	277.1	32.1
Adjusted net cash / (debt)	191.5	(524.6)

Last 12 months adjusted EBITDA	182.0	138.3
Adjusted cash / (debt) to adjusted EBITDA	1.1	(3.8)

We present adjusted net cash/(debt) to adjusted EBITDA as a supplemental measure because we believe it provides information to management and investors about our financial position.

As at December 31, 2025, we adjusted net cash/(debt) to exclude the Shareholder PIK Loan as it offered a clearer picture of our third parties debt obligations that are typically subject to significant cash interest amounts. The Shareholder PIK Loan ultimately being repaid using the proceeds from the IPO. Nevertheless, this information should be considered as supplemental in nature and is not meant as a substitute for borrowings, current and non-current recognized in accordance with U.S. GAAP.

DPC Holdings PLC

Table 3: Free Cash Flow (Unaudited)

Free Cash Flow and adjusted free cash flow are non-GAAP financial measures. We define free cash flow as net cash (used in)/from operating activities less purchases of property, plant and equipment. We define adjusted free cash flow as net cash (used in)/from operating activities excluding the non-recurring cash payout of the MIP triggered by the IPO, less purchases of property, plant and equipment. Management believes free cash flow and adjusted free cash flow provide useful supplemental information regarding the Company’s ability to generate cash after investments in property, plant and equipment that support ongoing operations and excluding the significant non-recurring impact of the MIP payment.

The following table reconciles net cash used in/provided from operations, the most directly comparable U.S. GAAP measure, to free cash flow and adjusted free cashflow for the periods presented.

	Three months ended		Nine months ended
	September 27,	September 28,	September 27,	September 28,
(in $ millions)	2026	2025	2026	2025
Net cash (used in)/from operating activities	(86.7)	13.0	(120.7)	34.5
Purchase of property, plant and equipment	(13.8)	(7.0)	(33.6)	(17.5)
Free cash flow	(100.5)	6.0	(154.3)	17.0

	Three months ended		Nine months ended
	September 27,	September 28,	September 27,	September 28,
(in $ millions)	2026	2025	2026	2025
Net cash (used in)/from operating activities	(86.7)	13.0	(120.7)	34.5
MIP Payment	211.7	-	217.2	-
Purchase of property, plant and equipment	(13.8)	(7.0)	(33.6)	(17.5)
Adjusted free cash flow	111.2	6.0	62.9	17.0

We present free cash flow and adjusted free cash flow as supplemental performance measures because we believe that the investments in property, plant and equipment are necessary to maintain and expand the Group’s asset base, which will then generate future cash from operating activities. We also believe that the MIP payment is not reflective of our underlying cash performance. We believe that free cash flow and adjusted free cash flow provides useful information to investors and others in understanding and evaluating our operating results and cash generation in the same manner as our management and board of directors. Nevertheless, this information should be considered supplemental in nature and is not meant as a substitute for net cash (used in)/from operations or net cash used in investing activities, recognized in accordance with U.S. GAAP. We note that free cash flow and adjusted free cash flow do not include all mandatory cash outflows with other non-discretionary cash flows, such as the repayment of borrowings, not included as part of free cash flow or adjusted free cash flow.

We understand that although free cash flow and adjusted free cash flow are frequently used by securities analysts, lenders and others in their evaluation of companies, free cash flow and adjusted free cash flow have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP.

DPC Holdings PLC

Table 4: Reconciliation of Net Income/(Loss) to Adjusted Net Income and
Adjusted Earnings/(Loss) Per Share (Unaudited)

Adjusted net income is a non-GAAP financial measure that we define as net income/loss adjusted for certain items that management believes are not indicative of our core operating performance, including site closure, refinancing, and other re-organization costs, legal and professional fees incurred on refinancing of the senior debt facility, the loss on debt modification following the refinancing activity, receipt of an insurance claim, share-based compensation, management incentive plan expenses which are not expected to continue at the same level in future periods, impairment of non-core assets held for sale or gains from remeasurements from the change in fair value of the disposal group, one-off costs related to the IPO, costs incurred in relation to the development of an upgraded ERP system, foreign currency gains and losses that relate to our external and intra-Group financing structure, Shareholder PIK Loan interest expense and tax adjustments.

The following table reconciles net income/(loss), the most directly comparable U.S. GAAP measure, to adjusted net income for the periods presented:

	Three months ended		Nine months ended
	September 27,	September 28,	September 27,	September 28,
(in $ millions)	2026	2025	2026	2025
Net income/(loss)	31.8	(42.2)	(146.8)	(144.7)
Site closure and refinancing costs	-	(0.8)	-	0.6
One-time costs related to the IPO	5.7	4.8	22.3	5.1
Claims, settlements and litigation costs	-	0.9	-	(0.8)
Long-term management incentive plan	-	21.3	142.9	64.8
IT development project and others	2.1	1.2	4.2	3.1
Share-Based Compensation	10.4	-	30.3	-
Write down/(reversal of write down) of disposal group held for sale	17.8	0.1	17.8	(3.0)
Foreign currency loss/(gain), net	9.6	5.0	3.1	(15.9)
Shareholders PIK loan interest expense	-	39.5	52.8	110.9
Tax credit relating to the above adjustments	(4.6)	(5.5)	(37.2)	(14.1)
Adjusted net income	72.8	24.3	89.4	6.0
Weighted average number of ordinary shares outstanding (basic)	149,393,016	112,936,824	125,764,003	112,936,824
Adjusted EPS	0.49	0.22	0.71	0.05

We present adjusted net income/(loss) as a supplemental measure because we believe it provides information to management and investors about operating performance across reporting periods on a consistent basis by excluding items that are not representative of core operating performance or items that we do not expect to continue at the same level in future periods. Nevertheless, this information should be considered as supplemental in nature and is not meant as a substitute for net income/(loss) recognized in accordance with U.S. GAAP. We understand that although adjusted net income/(loss) is frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted net income/(loss) has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our net income/(loss) as reported under U.S. GAAP. Limitations associated with using adjusted net income/(loss) include that there may be additional adjustments in future periods that may be excluded from the measure. Management believes it is appropriate to also consider net income/(loss) as the most comparable U.S. GAAP measure. Other companies, including companies in our industry, may calculate adjusted net income/(loss) differently or not at all, which reduces their usefulness as a comparative measure. You should consider adjusted net income/(loss) along with other financial performance measures, including net income/(loss), and our financial results presented in accordance with U.S. GAAP. We understand that although adjusted net income/(loss) are frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted net income/(loss) have limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP.

DPC Holdings PLC

Table 5: Adjusted Earnings Per Share (Unaudited)

Adjusted earnings/(loss) per share is a non-GAAP financial measure that we define as loss per share adjusted for certain items that management believes are not indicative of our core operating performance, including site closure, refinancing, and other re-organization costs, legal and professional fees incurred on refinancing of the senior debt facility, the loss on debt modification following the refinancing activity, receipt of an insurance claim, share-based compensation, management incentive plan expenses which are not expected to continue at the same level in future periods, impairment of non-core assets held for sale or gains from remeasurements from the change in fair value of the disposal group, one-off costs related to the IPO, costs incurred in relation to the development of an upgraded ERP system, foreign currency gains and losses that relate to our external and intra-Group financing structure, Shareholder PIK loan interest expense and tax adjustments, all on a per share basis.

The following table reconciles loss per share, the most directly comparable U.S. GAAP measure, to adjusted earnings/(loss) per share for the periods presented:

	Three months ended		Nine months ended
	September 27,	September 28,	September 27,	September 28,
	2026	2025	2026	2025
Earnings/(loss) per share	0.21	(0.37)	(1.17)	(1.28)
Site closure and refinancing costs	-	(0.01)	-	0.01
One-time costs related to the IPO	0.04	0.04	0.18	0.05
Claims, settlements and litigation costs	-	0.01	-	(0.01)
Long-term management incentive plan	-	0.19	1.14	0.57
IT development project and others	0.01	0.01	0.03	0.03
Share-Based Compensation	0.07	-	0.24	-
Write down/(reversal of write down) of disposal group held for sale	0.12	-	0.14	(0.03)
Foreign currency loss/(gain), net	0.07	0.05	0.03	(0.15)
Shareholders PIK loan interest expense	-	0.35	0.42	0.98
Tax credit relating to the above adjustments	(0.03)	(0.05)	(0.30)	(0.12)
Adjusted earnings per share	0.49	0.22	0.71	0.05

We present adjusted earnings/(loss) per share as a supplemental measure because we believe it provides information to management and investors about operating performance across reporting periods on a consistent basis by excluding items that are not representative of core operating performance or items that we do not expect to continue at the same level in future periods. Nevertheless, this information should be considered as supplemental in nature and is not meant as a substitute for net loss per share recognized in accordance with U.S. GAAP. We understand that although adjusted earnings/(loss) per share is frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted earnings/(loss) per share has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our net loss per share as reported under U.S. GAAP. Limitations associated with using adjusted earnings/(loss) per share include that there may be additional adjustments in future periods that may be excluded from the measure. Management believes it is appropriate to also consider net loss per share as the most comparable U.S. GAAP measure. Other companies, including companies in our industry, may calculate adjusted earnings/(loss) per share differently or not at all, which reduces their usefulness as a comparative measure. You should consider adjusted earnings/(loss) per share along with other financial performance measures, including net loss per share, and our financial results presented in accordance with U.S. GAAP. We understand that although adjusted earnings/(loss) per share are frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted earnings/(loss) per share have limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP.

DPC Holdings PLC

Table 6: Condensed Consolidated Statements of Income (Loss) (Unaudited)

(in $ millions, except per-share and weighted-average share amounts)

	Three months ended		Nine months ended
	September 27,	September 28,	September 27,	September 28,
	2026	2025	2026	2025
Revenue	308.1	221.4	813.4	610.4
Cost of sales	(225.8)	(168.0)	(605.1)	(464.3)
Gross profit	82.3	53.4	208.3	146.1
Selling, general and administrative expenses	(49.9)	(50.4)	(284.3)	(137.1)
Interest expense	(24.0)	(56.5)	(110.2)	(164.0)
Interest income	1.6	0.6	2.1	0.9
Foreign currency (loss)/gain, net	(9.6)	(5.0)	(3.1)	15.9
(Write down)/reversal of write down of disposal group held for sale	(17.8)	(0.1)	(17.8)	3.0
Loss before income tax benefit/(expense)	(17.4)	(58.0)	(205.0)	(135.2)
Income tax benefit/(expense)	49.2	15.8	58.2	(9.5)
Net income/(loss)	31.8	(42.2)	(146.8)	(144.7)

Net earnings/(loss) per share
Basic	0.21	(0.37)	(1.17)	(1.28)
Diluted	0.21	(0.37)	(1.17)	(1.28)

Weighted-average shares outstanding
Basic	149,393,016	112,936,824	125,764,003	112,936,824
Diluted	149,704,556	112,936,824	125,764,003	112,936,824

DPC Holdings PLC

Table 7: Condensed Consolidated Balance Sheets (Unaudited)

	As of September 27,	As of December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents (including restricted cash deposits)	277.1	32.1
Accounts receivables, less allowances for credit losses of $0 million and $0 million at September 27, 2026, and at December 31, 2025	216.1	155.8
Inventories	264.0	181.0
Prepayments and other current assets	52.9	41.7
Assets held for sale	7.1	20.2
Total current assets	817.2	430.8
Property, plant and equipment, net	238.1	221.3
Right-of-use assets, net	15.3	14.7
Deferred tax assets	110.7	44.1
Goodwill	77.1	78.3
Other intangible assets, net	86.6	95.5
Other noncurrent assets	8.0	10.4
Total assets	1,353.0	895.1
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, trade	138.7	105.6
Accrued expenses and other current liabilities	147.9	115.6
Liability for management incentive plan	-	132.0
Borrowings, current	29.8	154.3
Operating lease liabilities, current	4.3	2.0
Liabilities directly associated with the assets held for sale	12.8	5.9
Total current liabilities	333.5	515.4
Borrowings, non-current	55.8	1,280.4
Operating lease liabilities, non-current	11.3	13.7
Deferred tax liabilities	1.7	1.7
Pension liabilities, non-current	25.3	26.4
Deferred revenue	81.9	-
Other non-current liabilities	20.0	21.4
Total liabilities	529.5	1,859.0

Commitments and contingencies (refer to Note 12)
Shareholders’ equity/ (deficit):
Ordinary shares, nil par value 149,393,016 shares outstanding at September 27, 2026 and 112,936,824 at December 31, 2025;	1,132.0	-
Accumulated deficit	(1,082.9)	(936.3)
Additional paid in capital	804.7	-
Accumulated other comprehensive loss	(30.3)	(27.6)
Total shareholders’ equity/ (deficit)	823.5	(963.9)
Total liabilities and equity	1,353.0	895.1

DPC Holdings PLC

Table 8: Condensed Consolidated Cash Flow Statements (Unaudited)

	Nine months ended
	September 27, 2026	September 28, 2025
Cash flows from operating activities:
Net loss	(146.8)	(144.7)
Adjustments to reconcile net loss to net cash (used in)/from operating activities:
Depreciation of property, plant and equipment	14.5	13.6
Amortization of intangible assets and cloud computing arrangements	7.8	7.0
Loss on the sale of property, plant and equipment	0.1	-
Deferred income tax benefits	(68.4)	(8.9)
Operating lease expense	1.3	2.9
Foreign currency loss/(gain), net	3.1	(15.9)
Write-down/(reversal) of asset held for sale	17.8	(2.9)
Inventory provision	7.0	1.6
Management incentive plan	142.9	62.8
Cash payment of management incentive plan	(217.2)	-
Non-cash interest expense	71.4	125.3
Share-based compensation	30.3	-
Change in operating assets and liabilities:
Receivable, prepayments and other current assets	(64.3)	(54.6)
Inventories	(93.7)	(11.4)
Income tax receivable and payable	2.9	13.4
Payables, accrued expenses and other liabilities	78.9	49.2
Deferred consideration	93.1	-
Operating lease assets and liabilities	(1.4)	(2.9)
Net cash (used in)/from operating activities	(120.7)	34.5
Cash flows from investing activities:
Proceeds from disposal of property, plant and equipment	-	-
Purchase of property, plant and equipment	(33.6)	(17.5)
Purchase of intangible assets	(0.7)	-
Net cash used in investing activities	(34.3)	(17.5)
Cash flows from financing activities:
Proceeds from borrowings	1,058.8	642.8
Repayment of borrowings	(1,718.9)	(637.5)
Net proceeds from initial public offering	1,062.4	-
Net cash provided by financing activities	402.3	5.3
Increase in cash and cash equivalents and restricted cash deposit	247.3	22.3
Effect of exchange rate fluctuations on cash and cash equivalents held	(2.3)	11.1
Cash and cash equivalents and restricted cash deposit at beginning of period	32.1	32.4
Cash and cash equivalents and restricted cash deposit at end of period	277.1	65.8

Reconciliation to consolidated balance sheet
Cash and cash equivalents	275.5	58.1
Restricted cash deposit	1.6	7.7
Total	277.1	65.8
Supplemental disclosures of cash flow information:
Income taxes paid	(7.3)	(5.4)
Interest paid	(36.8)	(37.1)
PIK retirement	774.0	-